EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Appoints Michele A. Evans to Board of Directors
Houston, Texas - June 11, 2019 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) announced today that its Board of Directors (“Board”) has appointed Michele A. Evans to serve as a member of the Board, effective June 7, 2019. Ms. Evans is considered an independent director and has been appointed to the Audit and the Governance and Nominating Committees.

Ms. Evans is Executive Vice President of Lockheed Martin Aeronautics, the largest business area of Lockheed Martin Corporation (“Lockheed Martin”) (NYSE: LMT), with a workforce of approximately 25,000 people and revenue of over $20 billion in 2018. Ms. Evans has over 32 years of experience in the defense and aerospace industry, holding positions of increasing responsibility throughout her career at Lockheed Martin and leading a significant number of programs in support of the U.S. military, as well as commercial and international military customers. Ms. Evans is actively involved in Lockheed Martin’s diversity and inclusion initiatives, serving as the executive sponsor for the Women’s Impact Network and Leadership Forum.

“Michele brings decades of experience in leadership in designing, building, and delivering complex projects for both domestic and international customers. Her breadth and depth of experience will be a tremendous asset to Cheniere’s Board of Directors as we continue to execute on our growth strategy,” said Jack Fusco, Cheniere’s President and Chief Executive Officer.

“Cheniere helped pioneer liquefied natural gas exports from the U.S. and is at the forefront of one of the most dynamic and fastest-growing energy markets worldwide. I look forward to applying my skills and experience to help Cheniere capitalize on its competitive advantages and deliver on its strategy,” said Ms. Evans.

Ms. Evans graduated magna cum laude from Clarkson University with a Bachelor of Science degree in mechanical engineering. She serves on the board of the Smithsonian National Air and Space Museum and is a member of the Clarkson University Coulter School of Engineering Advisory Board.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected aggregate adjusted nominal production capacity of up to approximately 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission.

CHENIERE CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media Relations
Eben Burnham-Snyder:	713-375-5764
Jenna Palfrey:	713-375-5491